SIXTH AMENDMENT


                  SIXTH AMENDMENT (this "Amendment"), dated as of March 23, 2001, among HCI DIRECT, INC. (formerly known as Hosiery Corporation of America, Inc.), a Delaware corporation (the "Borrower"), the lending institutions party to the Credit Agreement referred to below (the "Banks") and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.


                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of October 17, 1994 and amended and restated as of November 20, 1997 (as amended, amended and restated, modified and/or supplemented through but not including the Sixth Amendment Effective Date referred to below, the "Credit Agreement"); and

                  WHEREAS, subject to and on the terms and conditions set forth herein, the parties hereto wish to amend the Credit Agreement, as provided below;


                  NOW, THEREFORE, it is agreed:


I.       Amendments to Credit Agreement.
         ------------------------------

                  1. Section 1.01(e) of the Credit Agreement is hereby amended by deleting the proviso appearing in clause (i) of said Section in its entirety.

                  2.  Notwithstanding  anything  to the  contrary  contained  in
Section 3.02 of the Credit Agreement and Section 6 of Part I of the Second Amendment, the Borrower shall have the right to terminate or partially reduce the unutilized Total Incremental Revolving Commitment, without premium or penalty, provided that (x) any such termination or reduction shall be applied to proportionally and permanently reduce the Incremental Revolving Commitment of each Bank with such a Commitment and (y) any such termination or reduction shall be in an amount equal to at least $500,000.

                  3. Section 1.08 of the Credit Agreement is hereby amended by deleting clause (d) of said Section in its entirety and inserting the following new clause (d) in lieu thereof:

                           "(d)  Interest  shall accrue from and  including  the
                  date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each month, (ii) in respect of each Eurodollar Loan, on the date of any conversion into a Base Rate Loan pursuant to
                  Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted), (iii) in respect of each Eurodollar Loan with an Interest Period commencing prior to the Sixth Amendment
                  Effective Date, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period applicable thereto in excess of three months, on each date occurring at three month intervals after the first day of such

                  Interest Period, (iv) in respect of each Eurodollar Loan with an Interest Period commencing on or after the Sixth Amendment Effective Date, on the last day of each Interest Period applicable thereto and (v) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.".

                  4. Section 1.09(a) of the Credit Agreement is hereby amended by (i) deleting the text ", at the option of the Borrower, be a one, two, three or six, or if available to all RC Banks and TF Banks, as the case may be, twelve month period" appearing in the first sentence of said Section and inserting the text "be a one month period" in lieu thereof.

                  5. Section 3.03(d) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 3.03(d) in lieu thereof:

                           "(d) On each date prior to the IRF  Termination  Date
                  upon which a  mandatory  repayment  of Term Loans  pursuant to
                  Section 4.02(A)(c), (d), (e), (f), (g) or (k) is required (and exceeds in amount the aggregate principal amount of Term Loans then outstanding) or would be required if Term Loans were then outstanding, the Total Incremental Revolving Commitment shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Section (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans then outstanding.".

                  6. Section 3.03(e) of the Credit Agreement is hereby amended by deleting the text "or (g)" appearing in said Section and inserting the text ", (g) or (k)"in lieu thereof.

                  7. Section 3.03 of the Credit Agreement is hereby amended by inserting the following new clauses (g) and (h) at the end of said Section:

                           "(g)   On  the   Sixth   Amendment   Effective   Date
                  (immediately after giving effect thereto), the Total Incremental Revolving Commitment shall be permanently reduced by the aggregate amount of the unutilized Incremental Revolving Commitments on such date (i.e., $1,000,000).

                           (h) On the Sixth Amendment Effective Date (immediately after giving effect thereto), the Total Revolving Commitment shall be permanently reduced by the aggregate amount of the unutilized Revolving Commitments on such date (i.e., $267,000).".

                  8.  Notwithstanding  anything  to the  contrary  contained  in
Section 8 of the Second Amendment, the Borrower shall be permitted to prepay voluntarily any Term Loans or Revolving Loans pursuant to Section 4.01 of the Credit Agreement at any time (whether prior to, on or after the IRF Termination
Date).

                  9. Section 4.01 of the Credit Agreement is hereby amended by inserting the text ", Incremental Revolving Loans" immediately after the text "Term Loans, Revolving Loans" appearing in said Section.

                  10. Section 4.02(A)(b) of the Credit Agreement is hereby amended by deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

                  Date                                     Amount
                  ----                                     ------
                  March 31, 1998                             $750,000
                  June 30, 1998                              $750,000
                  September 30, 1998                         $750,000
                  December 31, 1998                          $750,000
                  March 31, 1999                           $1,875,000
                  June 30, 1999                            $1,875,000
                  September 30, 1999                       $1,875,000
                  December 31, 1999                        $1,875,000
                  March 31, 2000                           $3,250,000
                  June 30, 2000                            $3,250,000
                  September 30, 2000                       $3,250,000
                  December 31, 2000                        $3,250,000
                  Last Business Day of March, 2001           $250,000
                  Last Business Day of April, 2001         $1,000,000
                  Last Business Day of May, 2001           $1,250,000
                  Last Business Day of June, 2001          $1,500,000
                  Last Business Day of July, 2001                  $0
                  Last Business Day of August, 2001        $1,000,000
                  Last Business Day of September, 2001             $0
                  Last Business Day of October, 2001               $0
                  Last Business Day of November, 2001      $2,500,000
                  Last Business Day of December, 2001      $2,500,000
                  January 15, 2002                        $10,000,000
                  Final Maturity Date                     $19,000,000

                  11. Section 4.02(A)(j) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the text "(j) [Intentionally deleted]." in lieu thereof.

                  12. Section 4.02(A) of the Credit Agreement is hereby amended by inserting the following new clause (k) at the end of said Section:

                           "(k) Within ten  Business  Days after the last day of
                  each fiscal quarter of the Borrower ended on or after June 30, 2001, an amount equal to the Excess Liquidity Amount shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.".

                  13. Section 4.02(B)(a) of the Credit Agreement is hereby amended by (i) inserting the text "and clause (k)" immediately after the text "clause (b)" appearing in said Section and (ii) inserting the following new sentence at the end of said Section:

                  "Each mandatory repayment of Term Loans required to be made pursuant to Section 4.02(A)(k) shall reduce the then remaining Scheduled Repayments in inverse order of maturity (based upon the then remaining principal amount of each such Scheduled Repayment).".

                  14. Section 7.01(b) of the Credit Agreement is hereby amended by inserting the text "(or, in the case of the quarterly accounting period ended June 30, 2001, within 25 days after the close of such quarterly accounting period)" immediately after the text "periods in each fiscal year" appearing in said Section.

                  15. Section 7.01 of the Credit Agreement is hereby further amended by inserting the following new clause (k) at the end of said Section:

                           "(k) On the tenth Business Day following the last day
                  of each quarterly accounting period in each fiscal year (commencing with the fiscal quarter ended June 30, 2001), a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower setting forth the Excess Liquidity Amount for the fiscal quarter then last ended and the calculations required to establish the same.".

                  16. Section 7 of the Credit Agreement is hereby amended by inserting the following new Section 7.14 at the end of said Section:

                           "7.14  Financial  Alternatives.  (a) On or  prior  to
                  March 31, 2001, the Borrower shall have retained Bear Stearns or another investment bank acceptable to the Agent (the "Financial Advisor") pursuant to an engagement letter in form and substance reasonably satisfactory to the Agent to explore financial alternatives of the Borrower in connection with the refinancing of this Agreement on February 1, 2002.

                           (b) On and  after  the  engagement  of the  Financial
                  Advisor as provided above, the Borrower shall continue to work in good faith and cooperate with the Financial Advisor in connection with the Financial Advisor's engagement.

                           (c) The  Borrower  shall  from  time to time upon the
                  reasonable request of the Agent provide to the Agent periodic written reports describing (in reasonable detail) the activities of the Financial Advisor.".

                  17. Section 8.04(i) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section in lieu thereof:

                           "(i) additional  Indebtedness of the Borrower and the
                  Subsidiary Guarantors not otherwise permitted hereunder, so long as (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $5,000,000 at any time and
                  (ii) no such  Indebtedness is incurred pursuant to this clause
                  (i) on or after the Sixth Amendment Effective Date.".

                  18. Section 8.05 of the Credit  Agreement is hereby amended by
(i) deleting the amount "$3,000,000" appearing in clause (a) of said Section and inserting the amount "$2,250,000" in lieu thereof, (ii) deleting clause (b) of said Section in its entirety and inserting the text "(b) [Intentionally deleted]." in lieu thereof and (iii) deleting clause (c) of said Section in its entirety and inserting the text "(c) [Intentionally deleted]." in lieu thereof.

                  19. Section 8.06(a) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section in lieu thereof:

                           "(a) the Borrower and its  Subsidiaries  may hold and
                  invest in cash and Cash Equivalents, provided that at any time any Loans are outstanding, the aggregate amount of cash (exclusive of cash which is not available to the Borrower or any of its Subsidiaries because same has not been cleared for withdrawal from the account in which such cash is deposited) and Cash Equivalents permitted to be held by the Borrower and its Domestic Subsidiaries shall not exceed $1,000,000 for any period of two consecutive Business Days;".

                  20. Section 8.10 of the Credit  Agreement is hereby amended by
(i) inserting the text "provided that (x) at all times on and after the Sixth Amendment Effective Date, no management fee shall be permitted to be paid pursuant to preceding clause (iv) without the express consent of the Required Banks and (y) all management fees that are not permitted to be paid as result of the application of preceding subclause (x) shall continue to accrue and may be paid at such time as the Required Banks shall determine" immediately after clause (iv) of the proviso appearing in said Section and (ii) inserting the following sentence at the end of said Section: "Except as expressly provided above in this Section 8.10, neither the Borrower nor any of its Subsidiaries shall pay any management or similar fees to any Affiliate (other than the Borrower or any Subsidiary Guarantor)".

                  21. Section 8.11 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the text "8.11 Fixed Charge Coverage Ratio. [Intentionally Deleted]" in lieu thereof.

                  22. Effective as of the Sixth Amendment Effective Date, the Banks hereby waive any Event of Default arising under Section 9.03 of the Credit Agreement solely as a result of the failure of the Borrower to comply with
Section  8.11 of the Credit  Agreement  for the Test Period  ended  December 31,
2000.

                  23. Section 8.12 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section in lieu thereof:

                  "8.12 Minimum EBITDA. (a) The Borrower will not permit Consolidated EBITDA for any Specified Test Period ending at the end of any fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such fiscal quarter:

                           Fiscal Quarter                             Amount
                           --------------                             ------
                  Fiscal quarter ended in March, 2001             ($6,000,000)
                  Fiscal quarter ended in June, 2001               $2,500,000
                  Fiscal quarter ended in September, 2001          $6,000,000
                  Fiscal quarter ended in December, 2001          $27,000,000

                  (b) The Borrower will not permit Non-Core Combined EBITDA for any Specified Test Period ending at the end of any fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such fiscal quarter:

                           Fiscal Quarter                            Amount
                           --------------                            ------
                  Fiscal quarter ended in March, 2001             ($1,500,000)
                  Fiscal quarter ended in June, 2001              ($1,250,000)
                  Fiscal quarter ended in September, 2001         ($1,250,000)
                  Fiscal quarter ended in December, 2001          ($1,000,000)."

                  24. Effective as of the Sixth Amendment Effective Date, the Banks hereby waive any Event of Default arising under Section 9.03 of the Credit Agreement solely as a result of the failure of the Borrower to comply with
Section  8.12 of the Credit  Agreement  for the Test Period  ended  December 31,
2000.

                  25. Section 8.13 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the text "8.13 Leverage
Ratio. [Intentionally Deleted]" in lieu thereof.                   --------
- -----

                  26. Effective as of the Sixth Amendment Effective Date, the Banks hereby waive any Event of Default arising under Section 9.03 of the Credit Agreement solely as a result of the failure of the Borrower to comply with
Section 8.13 of the Credit Agreement.

                  27. Section 8 of the Credit Agreement is hereby amended by inserting the following new Section 8.15 at the end of said Section:

                           "8.15  Accounts.  The Borrower will not, and will not
                  permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any concentration or similar account into which cash is regularly swept or maintained by the Borrower or any of its Domestic Subsidiaries other than accounts opened or maintained with a Lender or Lenders or accounts in existence on the Sixth Amendment Effective Date and disclosed to the Agent prior to such date.".

                  28. Section 9.03 of the Credit Agreement is hereby amended by inserting the text ", 7.14" immediately after the text "7.11" appearing in said Section.

                  29. The definition of "Available Excess Cash Flow Amount" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text "(as in effect prior to the Sixth Amendment Effective Date)" immediately after the text "Section 8.05(c) hereof" appearing in said definition.

                  30. The  definition  of  "Transaction  Expenses"  appearing in
Section 10 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing immediately after the text "Original Credit Agreement" contained in said definition and inserting a comma in lieu thereof and (ii) inserting the text "and (iii) all reasonable fees and expenses of White & Case LLP, Skadden Arps Slate Meagher & Flom, Berenson Manella and the Financial Advisor incurred
(x) in connection with the preparation, negotiation, evaluation and execution of the Sixth Amendment and matters related thereto and (y) after the Sixth Amendment Effective Date, in connection with legal and/or advisory services rendered from time to time to the Agent and the Banks in connection with the Credit Documents and/or the Borrower" at the end of the first sentence appearing in said definition.

                  31. Section 10 of the Credit Agreement is hereby further amended by (i) deleting the definitions of "Margin Reduction Discount", "Applicable Base Rate Margin", "Applicable Eurodollar Margin" and "Maximum Swingline Amount" appearing in said Section and (ii) inserting the following new definitions in appropriate alphabetical order in said Section:

                           "Applicable Base Rate Margin" shall mean 2.50%.

                           "Applicable Eurodollar Margin" shall mean 3.50%.

                           "Excess Liquidity Amount" shall mean, for any date of
                  payment required pursuant to Section 4.02(A)(k), the remainder of (i) the sum of (x) the average cash balances of the
                  Borrower and its Domestic Subsidiaries (including Cash Equivalents but exclusive of cash which is not available to the Borrower or any of its Subsidiaries because same has not been cleared for withdrawal from the account in which it is on deposit) in all of their accounts for the 5 day period ended on the last day of the fiscal quarter then most recently ended plus (y) the average of the unutilized portion of the Total

                  Revolving Loan Commitment for each day during the 5 day period ended on the last day of the fiscal quarter then most recently ended plus (z) the average of the unutilized portion of the Total Incremental Revolving Loan Commitment for each day during the 5 day period ended on the last day of the fiscal quarter then most recently ended minus (ii) (x) in the case of any required payment for the fiscal quarter ended June 30, 2001, $2,450,000, (y) in the case of any required payment for the fiscal quarter ended September 30, 2001, $750,000 and (z) in the case of any required payment for the fiscal quarter ended December 31, 2001, $4,350,000.

                           "Financial  Advisor" shall have the meaning  provided
in Section 7.14(a).

                           "Margin Reduction  Discount" shall mean, at any time,
zero.

                           "Maximum Swingline Amount" shall mean $3,000,000.

                           "Non-Core  Businesses" shall mean and include (i) the
                  businesses of the Borrower and its Subsidiaries, in each case located and operating in Germany, France and Japan and (ii) the socks business of the Borrower and its Subsidiaries.

                           "Non-Core   Combined  EBITDA"  shall  mean,  for  any
                  period, the "non-core EBITDA" of the Non-Core Businesses, as determined in accordance with the business unit calculations attached as Schedule A to the Sixth Amendment (and in the same level of detail as provided on such Schedule) and GAAP.

                           "Sixth  Amendment"  shall mean the Sixth Amendment to
                  this Agreement, dated as of March 23, 2001.

                           "Sixth  Amendment  Effective  Date"  shall  have  the
                  meaning provided in the Sixth Amendment.

                           "Specified Test Period" shall mean (i) in the case of
                  any determination pursuant to Section 8.12 for the fiscal quarter ended March 31, 2001, the period commencing January 1, 2001 and ending March 31, 2001 (taken as one accounting period), (ii) in the case of any determination pursuant to
                  Section 8.12 for the fiscal quarter ended June 30, 2001, the period commencing January 1, 2001 and ending June 30, 2001 (taken as one accounting period), (iii) in the case of any determination pursuant to Section 8.12 for the fiscal quarter ended September 30, 2001, the period commencing January 1,
                  2001 and ending September 30, 2001 (taken as one accounting period) and (iv) in the case of any determination pursuant to
                  Section 8.12 for the fiscal quarter ended December 31, 2001, the period commencing January 1, 2001 and ending December 31, 2001 (taken as one accounting period).

                  32. In order to induce the Banks to enter into this Amendment, each Credit Party hereby remises, releases and forever discharges, and by these presents do for their Subsidiaries (direct or indirect), and for themselves and their predecessors, successors, affiliates and assigns (each, a "Releasor"), remise, release and forever discharge, the Agent, the Collateral Agent, each Bank, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, of and from all manner of actions at law or equity, all causes of action for damages, costs, debts, sums of money, accounts, bills, rights of indemnity, breach of contract, provision of labor or materials, loss of use, loss of services, expenses, compensation, consequential or punitive damages, equitable subordination, avoidance of preferential or fraudulent transfers, or any other thing whatever, arising by virtue of actions taken, actions omitted to be taken or the occurrence of any other event on or prior to the Sixth Amendment Effective Date, relating in any way to (i) this Amendment, the Credit Agreement, the Obligations or any other Credit Document, (ii) any claims (including, without limitation, for contribution or indemnification) which have or could have arisen out of any of the transactions contemplated by this Amendment or the Credit Documents or any other proceedings that have been brought or may be brought by any party hereto or to any Credit Document or any third party relating to the Credit Documents or the transactions contemplated thereby, (iii) any acts, transactions or events that are the subject matter of this Amendment or the Credit Documents or (iv) the prosecution of any claims or any settlement negotiations which such Releasor ever had, now or which it, its Subsidiaries (direct or indirect), or its successors or assigns hereafter can, shall or may have against the Agent, each Bank, and their predecessors, affiliates, Subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, by reason of (with respect to each of clauses (i)-(iv) above) any matter, cause or thing whatsoever on or prior to the Sixth Amendment Effective Date relating to this Amendment or the Credit Documents; provided, however, that nothing herein shall be construed or deemed to release any covenants or agreements contained herein or in any Credit Document so long as such Credit Document shall remain in full force and effect.

                  33. Except as expressly set forth in this Amendment, each of the undersigned hereby acknowledges and agrees that the execution and delivery by the Agent, the Collateral Agent and the Banks of this Agreement shall not be deemed (i) to create a course of dealing or otherwise obligate the Agent, the Collateral Agent or the Banks to forbear or execute similar agreements under the same or similar circumstances in the future, (ii) to modify, relinquish or impair any right of the Agent, the Collateral Agent or the Banks to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment, (iii) to waive any right of the Banks to receive interest at an increased rate as a result of any Events of Default that may occur under the Credit Agreement, (iv) to obligate the Banks in any way to forbear from individually or collectively enforcing remedies under the Credit Agreement in any manner or (v) a commitment from any of the Banks to forbear or "stand still". Except as expressly set forth in this Amendment, no past or future forbearance on the part of any of the Banks should be viewed as a limitation upon or waiver of the absolute right and privilege of the Banks in exercising rights and remedies that currently exist or may exist after the Sixth Amendment Effective Date.


II.      Miscellaneous.
         -------------

                  1. In order to induce the Banks to enter into this Amendment, the Borrower hereby (i) makes each of the representations, warranties and agreements contained in Section 6 of the Credit Agreement on the Sixth Amendment

Effective Date, both before and after giving effect to this Amendment and (ii) represents and warrants that there exists no Default or Event of Default on the Sixth Amendment Effective Date, after giving effect to this Amendment.

                  2. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

                  3. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Agent.

                  4. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                  5. This Amendment shall become effective on the date (the "Sixth Amendment Effective Date") when (i) each of the Borrower, each Subsidiary Guarantor, the Required Banks and the Incremental Required Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention:
Jason Shames (facsimile number 212-354-8113) and (ii) the Borrower shall have paid to the Agent for distribution to each Bank that has executed a counterpart hereof on or prior to 5:00 P.M. (New York time) on March [__], 2001 an amendment fee equal to 0.250% of the sum of (x) its Revolving Commitment, if any, as in effect immediately prior to the Sixth Amendment Effective Date plus (y) the aggregate outstanding principal amount of its Term Loans, if any, immediately prior to the Sixth Amendment Effective Date plus (z) its Incremental Revolving Commitment, if any, as in effect immediately prior to the Sixth Amendment Effective Date.

                  6. From and after the Sixth Amendment Effective Date, all references to the Credit Agreement in the Credit Agreement and the other Credit Documents shall be deemed to be references to the Credit Agreement as modified hereby.


                                      * * *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

                                      HCI DIRECT, INC.


                                      By: /s/ Michael D. Rowley
                                         ---------------------------------------
                                         Name: Michael D. Rowley
                                         Title: Chief Financial Officer


                                      BANKERS TRUST COMPANY,
                                      Individually and as Agent


                                      By: /s/ Mary Kay Coyle
                                         ---------------------------------------
                                         Name: Mary Kay Coyle
                                         Title: Managing Director


                                      BANK POLSKA KASA OPIEKI, S.A.


                                      By: /s/ William G. Reynolds
                                         ---------------------------------------
                                         Name: William G. Reynolds
                                         Title: Vice President


                                      EUROPEAN AMERICAN BANK


                                      By: /s/ Peter J. McGovern
                                         ---------------------------------------
                                         Name: Peter J. McGovern
                                         Title: Vice President


                                      FIRST UNION NATIONAL BANK


                                      By: /s/ Anne D. Brehony
                                         ---------------------------------------
                                         Name: Anne D. Brehony
                                         Title: Director

                                       NATIONAL WESTMINSTER BANK PLC
                                         NEW YORK and/or NASSAU BRANCH


                                       By: /s/ Andrew S. Weinberg
                                          --------------------------------------
                                          Name: Andrew S. Weinberg
                                          Title: Senior Vice President


                                       BANK OF AMERICA, N.A.
                                       (formerly NationsBank, N.A.)


                                       By: /s/ Marlene M. Tuma
                                          --------------------------------------
                                          Name: Marlene M. Tuma
                                          Title: Vice President

Accepted and Agreed:

[NAMES OF SUBSIDIARY GUARANTORS]

By:__________________________